Exhibit 99.1

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Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle Corporation (“Oracle”) will commence a tender offer for the outstanding shares of common stock of Cerner Corporation (“Cerner”). The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cerner, nor is it a substitute for the tender offer materials that Oracle, OC Acquisition LLC (“Parent”) and Cedar Acquisition Corporation (“Purchaser”) will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Oracle, Parent and Purchaser will file tender offer materials on Schedule TO, and Cerner will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Cerner common stock are urged to read these documents carefully when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Cerner common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Cerner at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Oracle and Cerner also file annual, quarterly and special reports and other information with the SEC, which are available at the SEC’s website at www.sec.gov.